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                                                                    Exhibit 99.2





                                                               December 12, 2000
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                                                Contact Mark Lerdal 415-984-8513




                       Delaware Court Refuses to Enjoin
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                      Acquisition of KENETECH Corporation
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San Francisco, California.  KENETECH Corporation (OTCBB: KWND) announced today that the Court of Chancery of the State of Delaware in the case of Kohls v. Duthie, et al., denied plaintiffs' request to enjoin preliminarily the acquisition of KENETECH Corporation by affiliates of ValueAct Capital Partners, L.P. In its opinion, the court stated, "In light of the full disclosures made by [KENETECH], as well as the protective mechanisms of the 85 percent Minimum Tender Condition, I see no reason why shareholders should not be the final authority on whether this cash-out transaction takes place."

The obligation of the affiliates of ValueAct Capital Partners, L.P. to accept for payment validly tendered and not withdrawn shares is subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, including the condition that shares representing at least 85% of the shares of KENETECH stock outstanding on a fully diluted basis, excluding those shares held by Mark D. Lerdal, the CEO and Chairman of the Board of KENETECH (the 85% Minimum Tender Condition referred to by the Court above), shall have been validly tendered and not withdrawn.

The tender offer is scheduled to expire at 5:00 p.m. New York City Time on December 12, 2000, unless extended.